Exhibit 4.62

SHARE PURCHASE AGREEMENT

between

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

and

SILICONWARE PRECISION INDUSTRIES CO., LTD.

February 26, 2010

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2010, by and between ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company under the laws of Bermuda (“ChipMOS Bermuda”), and Siliconware Precision Industries Co., Ltd., a company incorporated under the laws of the Republic of China (the “SPIL”). Capitalized terms used herein shall have the meaning ascribed to them in Article IX hereto.

W I T N E S S E T H:

WHEREAS, ChipMOS Bermuda owns an aggregate of 842,855,358 common shares, par value NT$10.00 per share, of ChipMOS TECHNOLOGIES, INC., a company incorporated under the laws of Taiwan, Republic of China (“ChipMOS Taiwan”), which shares constitute 100% of the issued and outstanding shares of capital stock of ChipMOS Taiwan as of the date hereof (“Shares”);

WHEREAS, at each of the Closings, ChipMOS Bermuda will sell to SPIL, and SPIL will purchase from ChipMOS Bermuda, 133,000,000 common shares, par value NT$10.00 per share, of ChipMOS Taiwan in total, which shares constitute approximately 15.77% of the total issued and outstanding shares of capital stock of ChipMOS Taiwan as of the date hereof for the purchase price and upon the terms and conditions set forth in this Agreement;

WHEREAS, SPIL will sell to ChipMOS Taiwan, and ChipMOS Taiwan will purchase from SPIL all SPIL’s LCDD equipment and memory testing equipment for the purchase price and upon the terms and conditions set forth in the Equipment Purchase Agreement dated February 26, 2010 (“Equipment Purchase Agreement”) and ChipMOS will pay the consideration by four (4) installments to SPIL in accordance therewith; and

WHEREAS, SPIL intends to use the proceeds received from the sales of the equipment under the Equipment Purchase Agreement to pay the purchase consideration under this Agreement to ChipMOS Bermuda without any advanced or additional payments to ChipMOS Bermuda and ChipMOS Bermuda agree to receive the purchase consideration in installments accordingly.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO SELL AND PURCHASE TARGET SHARES

SECTION 1.1. Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at each of the Closings, ChipMOS Bermuda will sell, transfer and deliver to SPIL, all right, title and interest in and to 133,000,000 Shares in total (“Target Shares”), free and clear of any Liens, and SPIL will purchase and accept from ChipMOS Bermuda such shares.

SECTION 1.2. Cash Consideration. Both parties agree that the total cash consideration for Target Shares is NT$1,630,580,000 representing NT$12.26 per Share, where SPIL shall pay to ChipMOS Bermuda NT$1,625,688,260 in total after deducting the securities transaction tax required to be paid in accordance with the applicable laws. SPIL shall pay NT$463,894,130 thereof (“Down Payment”) to ChipMOS Bermuda within two (2) Business Days (xx) after SPIL receives the first installment under the Equipment Purchase Agreement from ChipMOS Taiwan or (yy) if ChipMOS Taiwan does not pay the first installment under the Equipment Purchase Agreement to SPIL, SPIL may assign at SPIL’s option, where ChipMOS Bermuda agrees to be assigned, its credit to and claim against ChipMOS Taiwan for the first installment to ChipMOS Bermuda, with the notification issued to ChipMOS Taiwan, and after SPIL assigns aforementioned credit to ChipMOS Bermuda, the payment of First Closing is deemed to be made by SPIL to ChipMOS Bermuda. SPIL shall pay the remaining payment to ChipMOS Bermuda in the subsequent three (3) payments on each of the Closing Dates pursuant to Sections 2.3 to 2.5 each by wire transfer of immediately available funds to an account that has been designated in writing by ChipMOS Bermuda.

SECTION 1.3. Escrow of Target Shares. At the same time that SPIL pays Down Payment to ChipMOS Bermuda, ChipMOS Bermuda shall deliver to SPIL share certificates representing all the Target Shares free and clear of all Liens and duly endorsed for transfer for escrow until each of the Closings has been completed or consummated or the time of termination of this Agreement, as applicable.

ARTICLE II

CLOSING AND DELIVERY

SECTION 2.1. Closings. The parties hereto agree that the closing of the sale and purchase of the Target Shares under this Agreement shall take place at four separate closings (the “Closings”) on four different Closing Dates as provided in Sections 2.2, 2.3, 2.4 and 2.5. Subject to the satisfaction or waiver of all the conditions to each of the Closings contained in Article VI, each of the Closings shall take place at No. 1. R&D Rd. 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China (i) within two Business Days after the date on which all of the conditions at each of the Closings set forth in Article VI have been satisfied or waived (other than those conditions contemplated to be satisfied at, or only capable of being satisfied at, each of the Closings, but subject to the satisfaction or waiver of those conditions) or (ii) such other time or place as the parties may mutually agree (the “Closing Date(s)”); provided that all Closings shall only take place within three (3) Business Days after the date when ChipMOS Bermuda makes its mandatory filing to the Financial Supervisory Commission or its designated authority (or such other competent Government Authority as applicable in the ROC) in respect of the transfer of the Target Shares.

SECTION 2.2. The First Closing. Subject to the terms and conditions hereof, at the first Closing (the “First Closing”):

(a) SPIL shall have delivered the Down Payment set forth in Section 1.2 and deliver to ChipMOS Bermuda:

(i) written resolutions or minutes of the board of directors meeting evidencing approval of this Agreement and the transactions contemplated hereby;

(ii) the Officer’s Certificate as set forth in Section 6.1(b); and

(b) ChipMOS Bermuda agrees to transfer the ownership of 37,951,876 Shares (the “First Closing Shares”) to SPIL and shall deliver to SPIL (i) its completed application form for the share transfer recordation with ChipMOS Taiwan requesting the transfer of the First Closing Shares; and (ii) the Officer’s Certificate set forth in Section 6.2(b).

SECTION 2.3. The Second Closing. Subject to the terms and conditions hereof, at the second Closing (the “Second Closing”):

(a) SPIL shall deliver to ChipMOS Bermuda NT$463,894,130 or if ChipMOS Taiwan does not pay the second installment under the Equipment Purchase Agreement to SPIL, SPIL may assign at SPIL’s option, where ChipMOS Bermuda agrees to be assigned, its credit to and claim against ChipMOS Taiwan for the second installment to ChipMOS Bermuda, with the notification issued to ChipMOS Taiwan, and after SPIL assigns aforementioned credit to ChipMOS Bermuda, the payment of Second Closing is deemed to be made by SPIL to ChipMOS Bermuda; and

(b) Upon SPIL’s payment in accordance with Section 2.3(a) to ChipMOS Bermuda, ChipMOS Bermuda agrees to transfer the ownership of 37,951,876 Shares (the “Second Closing Shares”) to SPIL and shall deliver to SPIL its completed application form for the share transfer recordation with ChipMOS Taiwan requesting the transfer of the Second Closing Shares.

SECTION 2.4. The Third Closing. Subject to the terms and conditions hereof, at the third Closing (the “Third Closing”):

(a) SPIL shall deliver to ChipMOS Bermuda NT$209,370,000 or if ChipMOS Taiwan does not pay the third installment under the Equipment Purchase Agreement to SPIL, SPIL may assign at SPIL’s option, where ChipMOS Bermuda agrees to be assigned, its credit to and claim against ChipMOS Taiwan for the third installment to ChipMOS Bermuda, with the notification issued to ChipMOS Taiwan, and after SPIL assigns aforementioned credit to ChipMOS Bermuda, the payment of Third Closing is deemed to be made by SPIL to ChipMOS Bermuda; and

(b) Upon SPIL’s payment in accordance with Section 2.4(a) to ChipMOS Bermuda, ChipMOS Bermuda agrees to transfer the ownership of 17,128,874 Shares (the “Third Closing Shares”) to SPIL and shall deliver to SPIL its completed application form for the share transfer recordation with ChipMOS Taiwan requesting the transfer of the Third Closing Shares.

SECTION 2.5.     The Fourth Closing. Subject to the terms and conditions hereof, at the fourth Closing (the “Fourth Closing”):

(a) SPIL shall deliver to ChipMOS Bermuda NT$488,530,000 or if ChipMOS Taiwan does not pay the fourth installment under the Equipment Purchase Agreement to SPIL, SPIL may assign at SPIL’s option, where ChipMOS Bermuda agrees to be assigned, its credit to and claim against ChipMOS Taiwan for the fourth installment to ChipMOS Bermuda, with the notification issued to ChipMOS Taiwan, and after SPIL assigns aforementioned credit to ChipMOS Bermuda, the payment of Fourth Closing is deemed to be made by SPIL to ChipMOS Bermuda; and

(b) Upon SPIL’s payment in accordance with Section 2.5(a) to ChipMOS Bermuda, ChipMOS Bermuda agrees to transfer the ownership of 39,967,374 Shares (the “Fourth Closing Shares”) to SPIL and shall deliver to SPIL its completed application form for the share transfer recordation with ChipMOS Taiwan requesting the transfer of the Fourth Closing Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CHIPMOS BERMUDA

ChipMOS Bermuda hereby represents and warrants as of the date hereof as follows:

SECTION 3.1. Organization, Good Standing and Qualification. ChipMOS Bermuda is a company duly organized, validly existing and in good standing under the Laws of Bermuda. ChipMOS Bermuda is duly authorized to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ChipMOS Bermuda’s ability to consummate the transactions contemplated herein.

SECTION 3.2. Authorization; Binding Obligations. ChipMOS Bermuda has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all requisite corporate action of ChipMOS Bermuda. This Agreement has been duly executed and delivered by ChipMOS Bermuda , assuming due execution and delivery by the other parties thereto, this Agreement constitutes a valid and legally binding obligation of ChipMOS Bermuda, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or by general principles of equity.

SECTION 3.3. Consents and Approvals. Except for (i) the approval from the Hsinchu Science Park Administration for the sale of Target Shares by ChipMOS Bermuda, and (ii) ChipMOS Bermuda’s mandatory filing to the Financial Supervisory Commission or its designated authority (or such other competent Government Authority as applicable in the ROC) in respect of the transfer of the Target Shares, no consent, approval, permit or authorization of, license or order of, or registration, declaration, filing with, or notice to, any Governmental Authority (such consents, approvals, authorizations, licenses, orders, registrations, filings and notices, together with any consents, approvals, actions or notices required to be obtained from any Governmental Authority, collectively, the “Consents”) is required to be obtained, made or given by ChipMOS Bermuda in connection with (i) the execution and delivery by ChipMOS Bermuda of this Agreement, or (ii) the performance by ChipMOS Bermuda of its obligations under this Agreement; in each case, other than where the lack thereof would not be reasonably expected to have, individually or in the aggregate, a ChipMOS Material Adverse Effect.

SECTION 3.4. Compliance with Other Instruments. Except for Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by ChipMOS Bermuda of this Agreement on part of ChipMOS Bermuda and the consummation of the transactions contemplated hereby and thereby on part of ChipMOS Bermuda will not conflict with or result in (i) any violation of the provisions of the Memorandum of Association or Bye-laws of ChipMOS Bermuda or any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over ChipMOS Bermuda or any of its properties or assets, other than any such conflicts, breaches, violations or defaults which, individually or in the aggregate, would not have a ChipMOS Material Adverse Effect, or (ii) any breach or violation of any of the terms or provisions of, or constitute a default under, any material Contract to which ChipMOS Bermuda is a party or by which ChipMOS Bermuda is bound or to which any of the property or assets of ChipMOS Bermuda is subject, other than any such conflicts, breaches, violations or defaults which, individually or in the aggregate, would not have a ChipMOS Material Adverse Effect.

SECTION 3.5. Title; Ownership. ChipMOS Bermuda owns and holds good and valid title to the Target Shares, free of all Liens. On the date hereof, the Shares constitute all of the shares of common shares of ChipMOS Taiwan owned by ChipMOS Bermuda. The Target Shares are the property of ChipMOS Bermuda and ChipMOS Bermuda may transfer them to any person or entity without any restrictions whatsoever. ChipMOS Bermuda has not granted any options or Liens of any sort with respect to the Target Shares or any right to acquire any of the Target Shares other than as contemplated hereby.

SECTION 3.6. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither ChipMOS Bermuda nor any other Person makes any other express or implied representation or warranty on behalf of or with respect to ChipMOS Bermuda, and ChipMOS Bermuda hereby disclaims any such representation or warranty, whether by ChipMOS Bermuda or any other Person, with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement or ChipMOS Bermuda, notwithstanding the delivery or disclosure to SPIL or any other Person of any documentation or other information by ChipMOS Bermuda or any other Person with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPIL

SPIL hereby represents and warrants to ChipMOS Bermuda as follows:

SECTION 4.1. Organization, Good Standing and Qualification. SPIL is an entity duly organized and validly existing standing under the Laws of the jurisdiction of its organization. SPIL is duly authorized to conduct business under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SPIL’s ability to consummate the transactions contemplated herein.

SECTION 4.2. Authorization; Binding Obligations. SPIL has the requisite corporate power and authority to execute and deliver this Agreement, and to carry out the provisions of this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all requisite corporate action of SPIL. This Agreement has been duly executed and delivered by SPIL and, assuming the due execution and delivery thereof by the other parties thereto, this Agreement constitutes a valid and legally binding obligation of SPIL, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or by general principles of equity.

SECTION 4.3. Consents and Approvals. Except for any filings, approvals or other requirements under applicable securities Laws, no Consent is required to be obtained, made or given by SPIL in connection with (i) the execution and delivery by SPIL of this Agreement, or (ii) the performance by SPIL of its obligations under this Agreement; in each case, other than where the lack thereof would not reasonably be reasonably expected to have, individually or in the aggregate, an SPIL Material Adverse Effect.

SECTION 4.4. Compliance with Other Instruments. The execution, delivery and performance by SPIL of this Agreement on the part of SPIL and the consummation of the transactions contemplated hereby and thereby on the part of SPIL will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, the memorandum of association, articles of association, by-laws or other governing documents of SPIL, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which SPIL is a party or by which SPIL is bound or to which any of the property or assets of SPIL is subject, other than any such conflicts, breaches, violations or defaults which, individually or in the aggregate, would not be reasonably expected to have an SPIL Material Adverse Effect, nor do such actions result in any violation of the provisions of the governing documents of SPIL or any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over SPIL or any of respective properties or assets, other than any such conflicts, breaches, violations or defaults which, individually or in the aggregate, would not be reasonably expected to have an SPIL Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

SECTION 5.1. Filings and Authorizations. Each of ChipMOS Bermuda and SPIL, as promptly as practicable, shall (a) make, or cause to be made, all such filings and submissions under the Laws applicable to it or to its Affiliates as may be required for it to consummate the transactions contemplated by this Agreement, (b) use its reasonable efforts to obtain or cause to be obtained, all Consents of the Governmental Authorities that are or may become necessary for the consummation of the transactions contemplated by this Agreement, (c) reasonably cooperate with the other parties in promptly seeking to obtain all such Consents and (d) use its reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder.

SECTION 5.2. Confidentiality. Each of the parties shall hold, and shall cause its representatives to hold, in confidence this Agreement, all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby.

SECTION 5.3. Public Announcements. ChipMOS Bermuda and SPIL will consult with each other before issuing any press release or otherwise making any public statements regarding the transactions contemplated by this Agreement, and will not issue any such release or make any such statement, prior to such consultation or, after such consultation, if any party is not reasonably satisfied with the substance of such release or statement. Notwithstanding the foregoing, any party hereto may make any disclosure required to be made by it under applicable Law (including U.S. federal securities Laws), stock exchange regulations to which it is subject or order of a court of competent jurisdiction if it determines in good faith that it is necessary to do so and gives prior notice to the other parties hereto, using its reasonable efforts (in light of any time constraints) to contact the other parties hereto and discuss such disclosure with such other parties.

SECTION 5.4. Notification of Certain Matters. Each party hereto shall promptly advise the other parties orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any event or change or impending occurrence of any event or change of which it has knowledge and which has resulted, or which, insofar as can reasonably be foreseen, is likely to result, in any of the conditions to the transactions contemplated hereby set forth in Article VI hereof not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 5.5. Standstill. Within six (6) months from the execution date of this Agreement, neither SPIL or any of its Affiliates nor the Representatives of SPIL or such Affiliates shall, unless specifically requested in writing in advance by ChipMOS Bermuda, (and SPIL and each of its Affiliates, and the Representatives of SPIL, or such Affiliates shall not join or form a group within the meaning of Section 13(d)(3) of the Exchange Act, to act in concert or participate with or encourage other persons to), directly or indirectly (i) acquire or agree, offer, seek, bid for or propose to acquire beneficial ownership, whether by purchase, merger, consolidation, tender or exchange offer, through the acquisition or control of another person, by joining a partnership, syndicate or other group or otherwise, of (x) ChipMOS Bermuda or any of its Affiliates or any of their respective assets or businesses, (y) any securities issued by ChipMOS Bermuda or any of its Affiliates or (z) any rights or options to acquire such ownership, (ii) engage or otherwise participate in any solicitation of proxies with respect to any securities issued by ChipMOS Bermuda or any of its Affiliates, (iii) otherwise seek or propose to influence, advise, change or control the board of directors, management or policies of ChipMOS Bermuda or any of its Affiliates, (iv) make any public disclosure or take any actions that could require ChipMOS Bermuda to make a public disclosure regarding any of the types of matters referred to in (i), (ii) or (iii) above, or (v) seek to influence, advise or direct the vote of any holder of voting securities of ChipMOS Bermuda or its Affiliates or making a request to amend or waive this provision or any other provision of this Section 5.5. In addition, if during the six-month period referred to above, any third party approaches the receiving party concerning its or their participation in any of the types of matters referred to in clause (i), (ii) or (iii) above, the receiving party shall promptly inform ChipMOS Bermuda of the nature of such contact and the parties thereto.

SECTION 5.6. Further Assurance. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

SECTION 5.7. SPIL’s Endorsement. SPIL shall not endorse the share certificates representing any Target Shares unless ChipMOS Bermuda has transferred the ownership of any or all of the Target Shares in accordance with Sections 2.2 to 2.5.

SECTION 5.8. Securities Transaction Tax. SPIL shall pay the securities transaction tax by the next day of each of the Closing Dates with the competent authorities for the transfer of the Target Shares and shall deliver the receipt hereof to ChipMOS Bermuda within two (2) Business Day.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1. Conditions to ChipMOS Bermuda’s Obligations to Sell the First Closing Shares at the First Closing. ChipMOS Bermuda’s obligation to sell the First Closing Shares at the First Closing pursuant to Section 2.2 is subject to the satisfaction (or waiver by ChipMOS Bermuda), on or prior to the First Closing, of the following conditions:

(a) Representations and Warranties; Performance of Obligations. Each of the representations and warranties of SPIL set forth in Article IV which refers to ChipMOS Material Adverse Effect or otherwise references the concept of materiality shall be true and correct, and each of the other representations and warranties of SPIL set forth in Article IV shall be true and correct in all material respects; SPIL shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the First Closing.

(b) Officers’ Certificate. SPIL shall have delivered to ChipMOS Bermuda an officers’ certificate dated the Closing Date of the First Closing, to the effect that the conditions specified in Section 6.1(a) have been satisfied.

(c) Cash Consideration. ChipMOS Taiwan shall have paid to SPIL the first installment under the Equipment Purchase Agreement.

(d) Board Approval. SPIL shall have provided the written resolutions, minutes or other evidence of the approval of the board of directors approving this Agreement and the transactions contemplated hereby and thereby.

(e) Regulatory Approvals. All requisite Consents shall have been obtained and shall be furnished and be in full force and effect. All necessary government filings and applicable waiting period requirements shall have been met or waived by the Governmental Authority.

(f) Banks’ Approval. The waiver/consent from the Majority Lenders under the Facility Agreement relating to a US$74,500,000 Term Loan Facility among ChipMOS Bermuda, Standard Chartered Bank (Hong Kong) Limited as agent and its bank Lenders dated 18 July 2008 has been obtained or ChipMOS Bermuda has prepaid all outstanding amount in relation thereto.

SECTION 6.2. Conditions to SPIL’s Obligations to Purchase the First Closing Shares at the First Closing. The obligation of SPIL to purchase the First Closing Shares at the First Closing pursuant to Section 2.2 is subject to the satisfaction (or waiver by SPIL), on or prior to the First Closing, of the following conditions:

(a) Representations and Warranties; Performance of Obligations. Each of the representations and warranties of ChipMOS Bermuda set forth in Article III which references the concept of materiality shall be true and correct, and each of the other representations and warranties of ChipMOS Bermuda set forth in Article III shall be true and correct in all material respects; ChipMOS Bermuda shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the First Closing.

(b) Officer’s Certificate. ChipMOS Bermuda shall have delivered to SPIL the officer’s certificates, executed by the Chairman of the Board of Directors of ChipMOS Bermuda, dated as of the Closing Date of the First Closing, to the effect that the conditions specified in Section 6.2(a) have been satisfied.

(c) Target Shares Certificates. ChipMOS Bermuda shall have delivered to SPIL the certificates evidencing all Target Shares free and clear of all Liens and duly endorsed for transfer.

SECTION 6.3. Conditions to ChipMOS Bermuda’s Obligations to Sell the Second Closing Shares at the Second Closing. ChipMOS Bermuda’s obligation to sell the Second Closing Shares at the Second Closing is subject to the completion of the purchase and sale of the First Closing Shares pursuant to Sections 6.1 and 6.2 and the satisfaction (or waiver by such ChipMOS Bermuda), at or subsequent to such completion, of the condition that (xx) ChipMOS Taiwan shall have paid to SPIL the second installment under the Equipment Purchase Agreement or if ChipMOS Taiwan does not pay the second installment under the Equipment Purchase Agreement to SPIL, SPIL may assign at SPIL’s option, where ChipMOS Bermuda agrees to be assigned, its credit to and claim against ChipMOS Taiwan for the second installment to ChipMOS Bermuda, with the notification issued to ChipMOS Taiwan, and after SPIL assigns aforementioned credit to ChipMOS Bermuda, the payment of Second Closing is deemed to be made by SPIL to ChipMOS Bermuda, and (yy) all requisite Consents shall have been obtained and shall be furnished and be in full force and effect.

SECTION 6.4. Conditions to SPIL’s Obligations to Purchase the Second Closing Shares at the Second Closing. SPIL’s obligation to purchase the Second Closing Shares at the Second Closing is subject to the completion of the purchase and sale of the First Closing Shares pursuant to Sections 6.1 and 6.2 and the satisfaction (or waiver by SPIL), on or subsequent to such completion, of the condition that ChipMOS Bermuda shall have delivered to SPIL the receipt of the consideration for the Second Closing Shares.

SECTION 6.5. Conditions to ChipMOS Bermuda’s Obligations to Sell the Third Closing Shares at the Third Closing. ChipMOS Bermuda’s obligation to sell the Third Closing Shares at the Third Closing is subject to the completions of the purchase and sale of the First Closing Shares and the Second Closing Shares pursuant to Sections 6.1, 6.2, 6.3. and 6.4, and the satisfaction (or waiver by such ChipMOS Bermuda), at or subsequent to such completions, of the condition that (xx) ChipMOS Taiwan shall have paid to SPIL the third installment under the Equipment Purchase Agreement or if ChipMOS Taiwan does not pay the third installment under the Equipment Purchase Agreement to SPIL, SPIL may assign at SPIL’s option, where ChipMOS Bermuda agrees to be assigned, its credit to and claim against ChipMOS Taiwan for the third installment to ChipMOS Bermuda, with the notification issued to ChipMOS Taiwan, and after SPIL assigns aforementioned credit to ChipMOS Bermuda, the payment of Third Closing is deemed to be made by SPIL to ChipMOS Bermuda, and (yy) all requisite Consents shall have been obtained and shall be furnished and be in full force and effect.

SECTION 6.6. Conditions to SPIL’s Obligations to Purchase the Third Closing Shares at the Third Closing. SPIL’s obligation to purchase the Third Closing Shares at the Third Closing is subject to the completion of the purchase and sale of the First Closing Shares and the Second Closing Shares pursuant to Sections 6.1, 6.2, 6.3 and 6.4 and the satisfaction (or waiver by SPIL), on or subsequent to such completion, of the condition that ChipMOS Bermuda shall have delivered to SPIL the receipt of the consideration for the Third Closing Shares.

SECTION 6.7. Conditions to ChipMOS Bermuda’s Obligations to Sell the Fourth Closing Shares at the Fourth Closing. ChipMOS Bermuda’s obligation to sell the Fourth Closing Shares at the Fourth Closing is subject to the completions of the purchase and sale of the First Closing Shares, the Second Closing Shares and the Third Closing Shares pursuant to Sections 6.1, 6.2, 6.3, 6.4, 6.5. and 6.6. and the satisfaction (or waiver by such ChipMOS Bermuda), at or subsequent to such completions, of the condition that (xx) ChipMOS Taiwan shall have paid to SPIL the fourth installment under the Equipment Purchase Agreement or if ChipMOS Taiwan does not pay the fourth installment under the Equipment Purchase Agreement to SPIL, SPIL may assign at SPIL’s option, where ChipMOS Bermuda agrees to be assigned, its credit to and claim against ChipMOS Taiwan for the fourth installment to ChipMOS Bermuda, with the notification issued to ChipMOS Taiwan, and after SPIL assigns aforementioned credit to ChipMOS Bermuda, the payment of Fourth Closing is deemed to be made by SPIL to ChipMOS Bermuda, and (yy) all requisite Consents shall have been obtained and shall be furnished and be in full force and effect.

SECTION 6.8. Conditions to SPIL’s Obligations to Purchase the Fourth Closing Shares at the Fourth Closing. SPIL’s obligation to purchase the Fourth Closing Shares at the Fourth Closing is subject to the completion of the purchase and sale of the First Closing Shares, the Second Closing Shares and the Third Closing Shares pursuant to Sections 6.1, 6.2, 6.3, 6.4, 6.5. and 6.6 and the satisfaction (or waiver by SPIL), on or subsequent to such completion, of the condition that ChipMOS Bermuda shall have delivered to SPIL the receipt of the consideration for the Fourth Closing Shares.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1. Indemnification.

(a) ChipMOS Bermuda agrees to indemnify SPIL and its Subsidiaries and Affiliates against, and hold SPIL and its Affiliates harmless from, any damage, claim, liability or expense, including interest, fines, penalties and reasonable attorneys’ fees, in each case whether incurred in connection with a final judgment, award or disposition of the matter or settlement or otherwise (collectively “Damages”), arising out of (i) the breach of any representation or warranty of ChipMOS Bermuda in this Agreement and (ii) the breach of any covenants of ChipMOS Bermuda in this Agreement.

(b) SPIL agrees to indemnify ChipMOS Bermuda and its Subsidiaries and Affiliates and to hold ChipMOS Bermuda and its Subsidiaries harmless from any Losses arising out of (i) the breach of any representation or warranty of SPIL in this Agreement and (ii) the breach of any covenants of SPIL in this Agreement.

SECTION 7.2. DISCLAIMER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR PARTIES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF USE, OR DAMAGES TO THE OTHER PARTY’S OR PARTIES’ BUSINESS REPUTATION HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY, EXCEPT THAT ANY SUCH LIMITATION ON LIABILITY SHALL NOT APPLY IN THE CASE OF FRAUD, GROSS NEGLIGENCE, INTENTIONAL MISREPRESENTATION OR CRIMINAL ACTIVITY.

ARTICLE VIII

TERMINATION

SECTION 8.1. Termination Prior to the Closing Date. This Agreement may be terminated at any time prior to the Closing Date of the First Closing:

(a) by mutual agreement in writing of the parties hereto;

(b) by either ChipMOS Bermuda or SPIL upon written notice to the other parties if (i) the First Closing shall not have occurred by September 30, 2010 or such later date as the parties shall have agreed to in writing, provided that the nonoccurrence of the Closing(s) is not attributable to the failure of the party seeking to terminate this Agreement to perform or comply with any of its covenants agreements or undertakings set forth in this Agreement, (ii) if any Governmental Authority shall have issued an injunction, decree or order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing(s) and such injunction, decree, order or other action shall have become final and non-appealable, or (iii) if a material breach of any provision of this Agreement has been committed by the other party or parties and such breach has not been cured within 30 days of receipt of notice thereof; provided, however, that termination pursuant to this Section 8.1(b) shall not relieve the breaching party of liability for such breach or otherwise;

(c) by ChipMOS Bermuda, if there has been a breach on the part of SPIL of any of the representations, warranties or covenants of SPIL set forth herein or any failure on the part of SPIL to comply with its obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, in the reasonable judgment of ChipMOS Bermuda, any of the conditions to the Closing set forth in Sections 6.1, 6.3, 6.5 or 6.7 could not be satisfied prior to the termination date contemplated by Section 8.1(b);

(d) by SPIL, if there has been a breach on the part of ChipMOS Bermuda of any of the representations, warranties or covenants of ChipMOS Bermuda set forth herein, or any failure on the part of ChipMOS Bermuda to comply with their obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, in the reasonable judgment of SPIL, any of the conditions to the Closing set forth in Sections 6.2, 6.4, 6.6 or 6.8 could not be satisfied prior to the termination date contemplated by Section 8.1(b); or

(e) In the event that the equipment purchase transactions under the Equipment Purchase Agreement fails to be consummated or the Equipment Purchase Agreement has been terminated, either party may terminate this Agreement with the thirty-day prior written notice to the other party. Upon termination of this Agreement in accordance with this Section, ChipMOS Bermuda shall promptly return any and all payment to SPIL and SPIL shall promptly return the share certificates representing Target Shares to ChipMOS Bermuda.

SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement by ChipMOS Bermuda or SPIL as provided in Section 8.1, this Agreement shall forthwith become void (other than Section 5.2 (Confidentiality), Section 5.3 (Public Announcements), Section 5.5 (Standstill), Article VIII (Termination), Section 10.1 (Governing Law), Section 10.3 (Fees and Expenses) and Section 10.5 (Entire Agreement)) and there shall be no liability or obligation on the part of any of SPIL, ChipMOS Bermuda or their respective directors, officers or Affiliates; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided, further, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to fully comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies shall survive such termination unimpaired. The consummation of the transactions as of the Closing shall be voided by any termination pursuant to Section 8.1, and such transactions shall no longer be valid and in full force and effect and the parties shall take all steps necessary to unwind the procedures under Sections 1.2 and 1.3 and each of the four steps of the Closing as provided in Sections 2.2, 2.3, 2.4 and 2.5.

ARTICLE IX

DEFINED TERMS

SECTION 9.1. Certain Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any particular Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Taiwan are authorized or required by Law to close.

“ChipMOS Material Adverse Effect” shall mean any change, effect, event or occurrence that causes a material adverse effect on ChipMOS Bermuda’s ability to consummate the transactions contemplated herein on a timely basis.

“Contract” shall mean any contract, license, consent, agreement, instrument or other enforceable, commitment, written or unwritten, including any deed, loan or credit agreement, note, bond, mortgage, indenture or lease to which a Person is a party or by which any of its material assets or properties is bound.

“Conversion Rate” shall mean the spot exchange rate as published by Reuters (or such other publication as may be mutually agreed to by the parties) at each of the Closing Dates.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any federal, state, foreign, supranational, national, municipal or local government, any court, any instrumentality, subdivision, administrative agency or commission or securities regulatory authority or other governmental authority or instrumentality or industry self-regulatory body.

“SPIL Material Adverse Effect” shall mean any change, effect, event or occurrence that causes a material adverse effect on SPIL’s ability to consummate the transaction contemplated herein on a timely basis.

“knowledge” or “to XXX’s knowledge” or any similar language shall mean, with respect to any matter in question, as to any entity, the actual knowledge (without independent inquiry) that the chief executive, chief operating and chief financial officer, if any, has with respect to the matter in question.

“Law” shall mean, with respect to any Person, any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority, as in effect on the date hereof, to which such Person or any of its subsidiaries is bound or to which any of their respective properties is subject.

“Liens” shall mean any liens, charges, pledges, mortgages, options, encumbrances, adverse claims, security interests or other third party rights (including rights of preemption, purchase rights and voting trusts), restrictions or limitations, in each case of any nature whatsoever.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, joint stock company, unincorporated organization or other entity.

“Representatives” shall mean, with respect to each party, such party’s officers, directors, employees, counsel, investment bankers, consultants, accountants and other authorized representatives.

“ROC” means the Republic of China.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Subsidiary” or “Subsidiaries” has the meaning set forth in Rule 405 under the Securities Act, and for the purposes of this Agreement.

SECTION 9.2. Table of Definitions. The following terms have the meanings set forth in the Sections below:

Definition	Location
Agreement	Preamble
ChipMOS Taiwan	Preamble
Closings	2.1
Closing Date(s)	2.1
Consents	3.3
Damages	7.1(a)
Down Payment	2.1
Equipment Purchase Agreement	Preamble
First Closing	2.2
First Closing Shares	2.2
Fourth Closing	2.5
Fourth Closing Shares	2.5
Second Closing	2.3
Second Closing Shares	2.3
Target Shares	1.1
Third Closing	2.4
Third Closing Shares	2.4

SECTION 9.3. Certain Rules of Construction. This Agreement is to be interpreted in accordance with the following rules of construction:

(a) Number and Gender. All definitions of terms apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) “Including,” “Herein,” Etc. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof”, and “hereunder” and words of similar import refer to this Agreement (including all Exhibits) in its entirety and are not limited to any part hereof unless the context shall otherwise require.

(c) Subdivisions and Attachments. All references in this Agreement to Articles, Sections, subsections, and Exhibits are, respectively, references to Articles, Sections and subsections of, and Exhibits attached to, this Agreement, unless otherwise specified.

(d) References to Documents and Laws. All references to any this Agreement are to such document as amended, modified or supplemented from time to time in accordance with its terms. All references to (x) any other agreement or instrument or (y) any requirement of Law, license or similar item are to it as amended and supplemented from time to time (and, in the case of a Law, to any corresponding provisions of successor Laws), unless otherwise specified.

(e) References to Days. Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification “Business”) is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.

(f) Examples. If, in any provision of this Agreement, any example is given (through the use of the words “such as,” “for example,” “e.g.” or otherwise) of the meaning, intent or operation of any provision, such example is intended to be illustrative only and not exclusive.

(g) Participation in Drafting. The parties and their respective legal counsel have participated in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and without any presumption or prejudice for or against any party.

(h) Headings. The table of contents and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the Republic of China.

SECTION 10.2. Litigation; Jurisdiction. The Taiwan Hsinchu District Court shall have the exclusive jurisdiction to adjudicate any disputes, controversies and claims in connection with or arising out of this Agreement that the parties are unable to resolve between themselves.

SECTION 10.3. Fees and Expenses. Except as otherwise provided herein, each party to this Agreement will bear its own costs and expenses in connection with such transactions.

SECTION 10.4. Payments and Currency. Any and all amounts payable hereunder, at the Closing or otherwise, shall be paid to the appropriate party in United States dollars at the Conversion Rate. No payment obligation hereunder shall be discharged by amounts paid in another currency.

SECTION 10.5. Entire Agreement. This Agreement, the exhibits and schedules hereto and thereto and any other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and supersede all prior understandings and agreements, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and in this Agreement.

SECTION 10.6. Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be valid unless expressly set forth in writing and signed on behalf of the party entitled to the benefits of such waived term or provision, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 10.7. Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on either party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 10.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine and the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 10.10. Notices. All notices or other communications required or permitted to be given under this Agreement shall be deemed to have been fully given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (provided, that the confirmation of such facsimile transmission is delivered by hand or certified mail to the addressee of the facsimile within five Business Days of the delivery of the facsimile), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties as follows:

If to ChipMOS Bermuda:

ChipMOS TECHNOLOGIES (Bermuda) LTD. No. 1. R&D Rd. 1, Hsinchu Science Park Hsinchu, Taiwan, Republic of China
Telecopy: (+886-3) 566-8975
Attention: S.K. Chen

If to SPIL:

Siliconware Precision Industries Co., Ltd. No. 45 , Jie Show RD., Hsin-Chu, Taiwan 300, R.O.C
Telecopy: (+886-3) 563-2352
Attention: Byron Chiang

             or to such other Persons or addresses as the Person to whom notice is given may have previously furnished in writing to the party giving such notice in the manner set forth above (provided, that notice of any change of address shall be effective only upon receipt thereof).

SECTION 10.11. Successors and Assigns; No Third Party Beneficiaries. No party may assign its obligations under this Agreement to any person without the other parties’ prior written consent. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

CHIPMOS TECHNOLGIES (BERMUDA) LTD.

By:
Name:
Title:

SILICONWARE PRECISION INDUSTRIES CO., LTD.

By:
Name:
Title:

Disclosure Schedule

Section 3.4

The performance of this Agreement may result in ChipMOS Bermuda’s breach of the FACILITY AGREEMENT relating to a US$74,500,000 Term Loan Facility among ChipMOS Bermuda, Standard Chartered Bank (Hong Kong) Limited as agent and its bank Lenders dated 18 July 2008, which would need ChipMOS Bermuda to obtain the waiver and consent from the Majority Lenders thereof and this is a closing condition.